Exhibit 99.2
Explanatory Note

During the three months ended March 31, 2017, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and our previously announced planned exit from the Individual Commercial medical business on January 1, 2018. Additionally, we renamed our Group segment to the Group and Specialty segment, and began presenting the Individual Commercial business results as a separate segment rather than as part of the Retail segment. Specialty health insurance benefits, including dental, vision, other supplemental health, and financial protection products, marketed to individuals are now included in the Group and Specialty segment. Specialty health insurance benefits marketed to employer groups continue to be included in the Group and Specialty segment. As a result of this realignment, our reportable segments now include Retail, Group and Specialty, Healthcare Services, and Individual Commercial. Prior period segment financial information has been recast to conform to the 2017 presentation. See Note 17 for segment financial information.Selected financial data set forth in this Exhibit 99.2 has been revised from the selected financial data included in "Item 6" to Humana's Annual Report on Form 10-K for the year ended December 31, 2016 (which we refer to as the "2016 Form 10-K") to reflect retrospective application of the new reporting structure and reclassified historical results to conform to the new segment presentation. Revisions are highlighted in blue font. Selected financial data set forth below has not been revised to reflect events or developments subsequent to February 17, 2017, the date that Humana filed the 2016 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2016 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017.

ITEM 6. SELECTED FINANCIAL DATA WITH RETROSPECTIVE APPLICATION OF SEGMENTS

	2016 (a)	2015 (b)(c)	2014 (b)(d)	2013 (b)(e)	2012 (b)(f)
	(dollars in millions, except per common share results)
Summary of Operating Results:
Revenues:
Premiums	$53,021	$52,409	$45,959	$38,829	$37,009
Services	969	1,406	2,164	2,109	1,726
Investment income	389	474	377	375	391
Total revenues	54,379	54,289	48,500	41,313	39,126
Operating expenses:
Benefits	45,007	44,269	38,166	32,564	30,985
Operating costs	7,277	7,318	7,639	6,355	5,830
Depreciation and amortization	354	355	333	333	295
Total operating expenses	52,638	51,942	46,138	39,252	37,110
Income from operations	1,741	2,347	2,362	2,061	2,016
Gain on sale of business	—	270	—	—	—
Interest expense	189	186	192	140	105
Income before income taxes	1,552	2,431	2,170	1,921	1,911
Provision for income taxes	938	1,155	1,023	690	689
Net income	$614	$1,276	$1,147	$1,231	$1,222
Basic earnings per common share	$4.11	$8.54	$7.44	$7.81	$7.56
Diluted earnings per common share	$4.07	$8.44	$7.36	$7.73	$7.47
Dividends declared per common share	$1.16	$1.15	$1.11	$1.07	$1.03
Financial Position:
Cash and investments	$13,675	$11,681	$11,482	$10,938	$11,153
Total assets	25,396	24,678	23,497	20,719	19,962
Benefits payable	4,563	4,976	4,475	3,893	3,779
Debt	4,092	4,093	3,795	2,584	2,594
Stockholders’ equity	10,685	10,346	9,646	9,316	8,847
Cash flows from operations	$1,936	$868	$1,618	$1,716	$1,923
Key Financial Indicators:
Benefit ratio	84.9%	84.5%	83.0%	83.9%	83.7%
Operating cost ratio	13.5%	13.6%	15.9%	15.5%	15.1%
Membership by Segment:
Retail segment:
Medical membership	8,751,300	8,327,700	7,360,300	5,953,900	5,512,700
Group and Specialty segment:
Medical membership	4,793,300	4,963,400	5,430,200	5,501,600	5,573,400
Specialty membership	6,961,200	7,221,800	7,668,500	7,823,300	8,084,900
Individual commercial segment:
Medical membership	654,800	899,100	1,016,200	505,400	444,000
Other Businesses:
Medical membership	30,800	32,600	35,000	23,400	558,700
Consolidated:
Total medical membership	14,230,200	14,222,800	13,841,700	11,984,300	12,088,800
Total specialty membership	6,961,200	7,221,800	7,668,500	7,823,300	8,084,900

(a)
Includes a reduction in premiums revenue of $583 million ($367 million after tax, or $2.43 per diluted common share) associated with the write-off of commercial risk corridor receivables. Also includes benefits expense of $505 million ($318 million after tax, or $2.11 per diluted common share) for reserve strengthening associated with our non-strategic closed block of long-term care insurance policies. In addition, we recorded transaction and integration planning costs in connection with the Merger of approximately $104 million, or $0.64 per diluted common share.

(b)	Debt for prior periods has been recast to conform to the 2016 presentation which presents debt issuance cost as a direct reduction of the related liability instead of an asset.

(c)
Includes a gain on the sale of Concentra Inc., net of transaction costs, of $270 million ($238 million after tax, or $1.57 per diluted common share). Also includes benefits expense of $176 million ($112 million after tax, or $0.74 per diluted common share) for a provision for probable future losses (premium deficiency) for individual commercial medical business compliant with the Health Care Reform Law for the 2016 coverage year.

(d)	Includes loss on extinguishment of debt of $37 million ($23 million after tax, or $0.15 per diluted common share) for the redemption of senior notes.

(e)
Includes benefits expense of $243 million ($154 million after tax, or $0.99 per diluted common share) for reserve strengthening associated with our non-strategic closed block of long-term care insurance policies.

(f)
Includes the acquired operations of Arcadian Management Services, Inc. from March 31, 2012, SeniorBridge Family Companies, Inc. from July 6, 2012, and Metropolitan Health Networks, Inc. from December 21, 2012.

3